Exhibit 99.1

AXIOS Sustainable Growth Acquisition Corporation Announces Pricing of
Upsized $150 Million Initial Public Offering

NEW YORK—February 15, 2022— AXIOS Sustainable Growth Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 15,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “AXACU” beginning on February 16, 2022. Each unit consists of one Class A ordinary share, one right and one redeemable warrant. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares, rights and redeemable warrants are expected to be listed on the NYSE under the symbols “AXAC,” “AXACR” and “AXACWS,” respectively.

The Company is a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. The Company intends to search for a target business that is engaged in the agribusiness, plant-based proteins, food processing, and related technology industry located in Central and Eastern Europe.

I-Bankers Securities, Inc. is acting as sole book-running manager for the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 2,250,000 units at the initial public offering price.

The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting I-Bankers Securities, Inc., 1208 Shady Ln N., Keller, Texas 76248. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Registration statements relating to the securities became effective on February 15, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on February 18, 2022, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Benedikt Förtig

benedikt.foertig@axios.ag